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                              EMPLOYMENT AGREEMENT



         This Employment Agreement ("Agreement") is made and entered into as of March 11, 1999 by and between iChargeit, Inc., a Texas corporation (the "Company"), and Jesse Cohen, an individual (the "Employee").

         1. EMPLOYMENT. The Company hereby agrees to employ the Employee as the Chief Executive Officer of the Company, and the Employee accepts such employment, and agrees to perform faithfully and diligently all duties and responsibilities required of such position or assigned by the Company from time to time.

         2. TERM. This Agreement and Employee's employment shall be for a term of two years commencing on March 11, 1999 (the "Effective Date"), and expiring on March 11, 2001, but may be terminated earlier at any time in accordance with
Section 4 of this Agreement. This Agreement shall be renewed automatically for successive one year periods thereafter unless either party gives written notice to the other party of non-renewal at least 60 days in advance of any successive anniversary of the Effective Date.

         3. COMPENSATION. In consideration for all services to be performed under this Agreement, Employee shall receive the following compensation:

                  3.1 SALARY. Employee shall be paid base salary at the rate of Seventy Thousand Dollars ($70,000) per year (the "Base Salary"). Employee's Base Salary shall be reviewed annually and may be increased based upon and evaluation by the Board of Directors of the Company (the "Board of Directors") of Employee's performance and the Company's financial condition.

                  3.2 SALARY IN ARREARS. The Company shall pay Employee Thirty Five Thousand Dollars ($35,000) as compensation for work performed prior to the commencement of his employment with the Company.

                  3.3 BONUS. In addition to the Base Salary, Employee shall be eligible for bonus compensation at each anniversary of the Effective Date. The amount of any such bonus and the determination of whether any bonus is paid shall be in the complete discretion of the Board of Directors.

                  3.4 VACATION. Employee shall accrue vacation at the rate of
13.32 hours per month of active employment so that at the end of each year of employment he will have earned four weeks vacation.

                  3.5 EMPLOYEE BENEFIT PLAN. Employee shall be entitled to participate in group medical and dental, and such other benefit plans as Employer may offer from time to time for employees at comparable levels of responsibility.

                  3.6 STOCK OPTION PROGRAM. Employee shall be granted options under the Company's 1999 Stock Incentive Plan (the "Plan") to purchase nine hundred thousand (900,000) shares of common stock of the Company, as set forth in the Incentive Stock Option Agreement
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attached hereto as EXHIBIT A, which options shall vest in equal quarterly increments over a two year period.

                  3.7 GRANT OF COMMON STOCK. Employee shall be granted three hundred fifteen thousand (315,000) shares of common stock of the Company as of March 11, 1999. In connection with such grant, Employee shall execute a Stock Issuance Agreement in substantially the form of EXHIBIT B attached hereto, which shall contain, without limitation, legend requirements for the stock certificate representing such shares, and provisions restricting transfer of the granted shares and subjecting such shares to forfeiture to the Company upon termination of employment, all as set forth in such agreement.

                  3.8 EXPENSE REIMBURSEMENT. The Company shall reimburse Employee for all reasonable and properly documented business expenses incurred in connection with Employee's performance of his duties under this Agreement.

         4. TERMINATION. This Agreement and Employee's employment are subject to immediate termination at any time as follows:

                  4.1 DEATH OR DISABILITY. This Agreement shall terminate immediately upon Employee's death or total disability, in which event the Company's only obligation shall be to pay all compensation owing for services rendered by Employee prior to the date of his death. For purposes of this Agreement, the term "total disability" means an inability of Employee, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of one hundred eighty (180) or more consecutive days, as determined by a competent physician selected by the Board of Directors and reasonably agreed to by the Employee, following such one hundred eighty (180) day period.

                  4.2 TERMINATION BY THE COMPANY FOR CAUSE. Any of the following acts or omissions shall constitute grounds for the Company to terminate the Employee's employment pursuant to this Agreement for "cause":

                  (a) Willful misconduct by Employee causing material harm to the Company but only if Employee shall not have discontinued such misconduct within 30 days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this Agreement.

                  (b) Any material act or omission by the Employee involving gross negligence in the performance of the Employee's duties to, or material deviation from any of the policies or directives of, the Company, other than a deviation taken in good faith by the Employee for the benefit of the Company;

                  (c) Any illegal act by the Employee which materially and adversely affects the business of the Company or any felony committed by Employee, as evidenced by conviction thereof, provided that the Company may suspend the Employee with pay while any allegation of such illegal or felonious act is investigated.

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                  Termination by the Company for cause shall be accomplished by written notice to the Employee and shall be preceded by a written notice providing a reasonable opportunity for the Employee to correct his conduct.

                  4.3 TERMINATION FOR GOOD REASON. Employee's employment pursuant to this Agreement may be terminated by the Employee for "good reason" if the Employee voluntarily terminates his employment as a result of any of the following:

                            (a) Without the Employee's prior written consent, a
reduction in his then current Base Salary;

                            (b) Without Employee's prior written consent, a
relocation of the Employee's place of employment outside of Orange County, California;

                            (c) Resignation as a result of unlawful
discrimination, as evidenced by a final court order;

                            (d) A reduction in duties and responsibilities which
results in the Employee no longer having duties customary for the Chief Executive Officer; or

                            (e) The Company materially breaches any provision of
this Agreement.

                  4.4 TERMINATION WITHOUT CAUSE. The Company may terminate this Agreement, and the employment of the Employee under this Agreement, without cause at any time upon at least thirty (30) days prior written notice to the Employee.

                  4.5 PAYMENTS UPON REMOVAL OR TERMINATION. If during the term of this Agreement, the Employee resigns for one of the reasons stated in Section 4.3, or the Company terminates the Employee's service, except as provided in Sections 4.1 or 4.2 hereof, the Employee shall be entitled to the following compensation: (i) the portion of his then current Base Salary which has accrued through his date of termination, (ii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable at the date of Employee's termination, (iii) severance payment in an amount (the "Severance Amount") equal to Employee's then-current Base Salary, payable for the remainder of the Term; and (iv) all of Employee's options to purchase shares of the Company's common stock and restricted stock shall accelerate and automatically vest by one additional year, and such options shall otherwise be exercisable in accordance with their terms.

                            All payments required to be made by the Company to
the Employee pursuant to this Section 4.5 shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies, including, without limitation, the Severance Amount which shall be paid at such times and in such amounts consistent with the Company's normal payroll procedures and policies over the number of months immediately succeeding the date of termination that is equal to the number of months of Base Salary payable as the Severance Amount. If the Company terminates the Employee's employment pursuant to Sections 4.1 or 4.2, or if the Employee voluntarily resigns (except as provided in Section 4.3), then the Employee shall be entitled to only the compensation set forth in items (i) and (ii) or the first paragraph of this
Section 4.5.

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                  4.6 RETURN OF COMPANY PROPERTY. Upon termination of employment for any reason, Employee immediately shall return to the Company without condition all files, records, keys, and other property of the Company.

         5. CONFIDENTIALITY. Employee acknowledges and agrees that Employee will be entrusted with trade secrets and proprietary information regarding products, processes, technical data, formulas, know-how, methods, designs, work in progress, business plans, videos, electronic mail, inventions, vendor lists and information, contacts and information, prices, costs, personnel and payroll information and records, mailing lists, financial and accounting records, contracts, leases, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

                  5.1 NON-DISCLOSURE. During the entire term of Employee's employment with the Company, and at all times thereafter, Employee shall not disclose or exploit any Confidential Information except as necessary in the performance of Employee's duties under this Agreement or with the Company's express written consent.

                  5.2 SOLICITATION. During the term of this Agreement and for one year thereafter, Employee shall not (i) induce or solicit any employee, agent, consultant, or independent contractor of the Company to quit his/her employment or other business relationship with the Company or to work for any person or entity other than the Company; or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away, any past or present customer of the Company with respect to the same or similar business services now or in the future provided by the Company.

                  5.3 VIOLATION OF CONFIDENTIALITY. Employee acknowledges and agrees that any violation of this Section 5 would cause immediate irreparable damage to the Company, and that it would be extremely difficult or impossible to determine the amount of damage caused to the Company. Employee therefore consents to the issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any other remedies the Company may have.

                  5.4 OTHER AGREEMENTS. Employee represents that he is not subject to any confidentiality, non-competition, or other agreement with any other party that would conflict with this Agreement or prevent Employee from performing all of his assigned duties as an employee of the Company.

         6. CONFLICT OF INTERESTS. During the term of this Agreement, Employee shall devote Employee's full working time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of Employee's duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the Board of Directors.

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         7. ARBITRATION. Any dispute whatsoever relating to or arising out of this Agreement or its construction, validity or enforcement shall be submitted to final and binding arbitration in Orange County, California, by and pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator shall be entitled to award any relief which might be available at law or in equity, including that of a provisional, permanent or injunctive nature.

         8. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Employee, assign its rights and obligations under this Agreement to an Affiliate or to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets.

         7. SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

         9. NOTICES. All notices required by this Agreement may be delivered by first class mail at the following addresses:

                  To the Company:   iChargeit, Inc.
                                    300 Pacific Coast Highway
                                    Suite 308
                                    Huntington Beach, CA 92648

                  To Employee:      Jesse Cohen
                                    8162 Capehope Circle, #201
                                    Huntington Beach, CA 92646

         10. AMENDMENT. This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

         11. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of California.

         12. PARTIAL INVALIDITY. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

         13. COMPLETE AGREEMENT. This Agreement, including the Incentive Stock Option Agreement and Stock Issuance Agreement attached as EXHIBIT A and EXHIBIT B, respectively, contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements, including Employee's previous employment contracts, which shall have no further force and effect.

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         14. WITHHOLDING TAXES. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

         15. NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         16. SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         17. COUNTERPART EXECUTION. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

         18. ATTORNEYS FEES. Should any legal action or arbitration be required to resolve any dispute over the meaning or enforceability of this Agreement or to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its or his reasonable attorneys fees and costs incurred in such action, in addition to any other relief to which that party may be entitled.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                              "COMPANY"

                                              iCHARGEIT, INC.,
                                              a Texas corporation

                                              By:  /s/ Jesse Cohen
                                                  ------------------------------
                                              Its: President
                                                  ------------------------------


                                              "EMPLOYEE"

                                               /s/ Jesse Cohen
                                              ---------------------------------
                                              Jesse Cohen


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                                    EXHIBIT A

                        INCENTIVE STOCK OPTION AGREEMENT


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                                    EXHIBIT B

                            STOCK ISSUANCE AGREEMENT